Exhibit 99.1

	CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

FOR IMMEDIATE RELEASE

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION REVISES 2005 FOURTH QUARTER AND ANNUAL GUIDANCE

DALLAS, TX – December 22, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today announced revised guidance for the fourth quarter and year ending December 31, 2005.  Total sales for the fourth quarter of 2005 are now expected to be in the range of $330 to $335 million, resulting in total sales for the year ending December 31, 2005 of approximately $927 to $932 million, up 3.3% to 3.8%, respectively, from total annual sales of $897.8 million in fiscal 2004.  Based on the fourth quarter sales expectation, comparable store sales for the full-year are expected to be down approximately 4.0% to 4.5%.

Diluted earnings per share, based on these sales results, would be approximately $0.81 to $0.84 for the fourth quarter of 2005, and approximately $1.42 to $1.45 per diluted share for fiscal 2005.  Excluding the $0.06 per diluted share lease accounting charge taken in the first quarter of 2005, diluted earnings for fiscal 2005 would be approximately $1.48 to $1.51 versus $1.50 diluted earnings for the 2004 fiscal year.

“Average ticket in the fourth quarter increased versus fourth quarter last year, however traffic levels in our stores have not driven the sales we anticipated,” stated Kathleen Mason, President and Chief Executive Officer.  “Our economic model continues to generate an excellent return on investment, and I am confident in our ability to generate increased sales and profits in the future.  We will again be debt free with a solid cash position at December 31, 2005.”

Tuesday Morning will announce fourth quarter sales results on Thursday, January 5, 2006.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 732 stores in 46 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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